UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 5, 2006
NATIONAL CITY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10074	34-1111088

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 East Ninth Street, Cleveland, Ohio	44114-3484

(Address of Principal Executive Offices)	(Zip Code)
(216) 222-2000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.
     National City Corporation (“National City”) entered into an agreement with Merrill Lynch & Co. (“Merrill Lynch”) for Merrill Lynch to acquire the First Franklin Financial Corporation (“First Franklin”) origination franchise and related servicing platform from National City. First Franklin is a leading originator of non-prime residential mortgage loans through a nationwide wholesale network.
     Under the terms of the agreement, Merrill Lynch will pay a $1.3 billion purchase price for First Franklin and affiliated business units National City Home Loan Services, Inc. and NationPoint. National City Home Loan Services, Inc. services First Franklin loans for National City as well as third parties. NationPoint is engaged in direct-to-consumer mortgage lending.
     The transactions will result in a one-time pre-tax gain for National City of approximately $1 billion, equivalent to around $1.00 per share after tax, expected to be realized in the fourth quarter upon closing, subject to regulatory approval.
     A copy of the press release announcing the agreement is attached hereto as Exhibit 99. A copy of the Purchase Agreement by and between National City Bank and Merrill Lynch Bank & Trust Co., FSB, is attached hereto as Exhibit 2. The foregoing description is qualified in its entirety by reference to the full text of such exhibits.
Item 9.01.  Financial Statements and Exhibits.
(a)	Financial Statements of Businesses Acquired: Not applicable

(b)	Pro Forma Financial Information: Not applicable

(c)	Shell Company Transactions: Not applicable

(d)	Exhibits:	2 — Purchase Agreement
99 — News Release
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National City Corporation
(Registrant)
Dated: September 5, 2006	By	/s/ Carlton E. Langer
Carlton E. Langer, Vice President
and Assistant Secretary

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